Exhibit 99.1

RenRe North America Holdings Inc. Receives Requisite Consents in Connection with Consent Solicitation

PEMBROKE, Bermuda, Jan 21, 2011 (BUSINESS WIRE) —

RenaissanceRe Holdings Ltd. (NYSE:RNR) announced today that its wholly owned subsidiary, RenRe North America Holdings Inc. (“RRNAH”), had, as of expiration time of the consent solicitation, received the requisite consents from the holders of RRNAH’s $250.0 million outstanding 5.75% Senior Notes due 2020 (the “Notes”) to a one-time waiver (the “Waiver”) of the merger and sales covenant set forth in the indenture under which the Notes were issued. The Waiver was being sought in connection with the sale by RRNAH to QBE Holdings, Inc. of the stock of certain of RRNAH’s subsidiaries pursuant to the terms of a stock purchase agreement, dated November 18, 2010.

Each holder of record as of the record date who validly delivered, and did not validly revoke, its consent before the consent solicitation expired will receive a payment of US$5.00 per US$1,000 in outstanding principal amount of the Notes to which such consent related. The consent solicitation expired on 5:00 p.m., New York City time, on January 21, 2011. RRNAH intends to enter into a Waiver Agreement in order to effect the Waiver.

BofA Merrill Lynch and Citi acted as the Solicitation Agents for the consent solicitation. Global Bondholder Services Corporation served as the Information and Tabulation Agent for the consent solicitation.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. Its core products currently include property catastrophe reinsurance, written through its principal operating subsidiary Renaissance Reinsurance Ltd. and joint ventures, principally DaVinci Reinsurance Ltd. and Top Layer Reinsurance Ltd.; specialty reinsurance risks written through Renaissance Reinsurance Ltd. and DaVinci Reinsurance Ltd.; and primary insurance and quota share reinsurance, written through the operating subsidiaries of RenRe Insurance Holdings Ltd.

SOURCE: RenaissanceRe Holdings Ltd.

Investors:

RenaissanceRe Holdings Ltd.

Rohan Pai, 441-295-4513

Director of Investor Relations

or

Media:

Kekst and Company

Dawn Dover / Peter Hill, 212-521-4800